Exhibit 99.1

From: Jai P. Nagarkatti, President and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

May 3, 2006

SIGMA-ALDRICH ACQUIRES IROPHARM TO EXPAND cGMP CAPACITY

ST. LOUIS — Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has acquired Honeywell International’s (NYSE:HON) Iropharm unit, a custom chemical synthesis business located in Arklow, Ireland. The addition of Iropharm will substantially increase SAFC’s active pharmaceutical ingredient (API) and pharmaceutical intermediates manufacturing capacities, enabling the Company to better support drug development from early-stage through commercialization.

With annual revenues of roughly $16 million, the mid-year addition will not have a material impact on the Company’s sales. The acquisition is expected to help the Company meet its growth goals over the next several years and to be neutral to mildly accretive to earnings in 2006, with no initial charges. All current employees in good standing, including all of Iropharm’s existing management team, will remain. Terms of the proposed purchase, which were not disclosed, were paid in cash.

The Iropharm facility in Arklow is an FDA inspected cGMP manufacturing site with total reactor capacity of 90,000 liters. The plant features one of the few commercial scale simulated moving bed (SMB) multi-column chromatographic separation units in the world. Used to resolve chiral compounds from racemic mixtures into pure enantiomers, SMB capability is one of the fastest methods to obtain enantiomerically pure drugs, increasingly important as the demand for single-enantiomer drugs continues to grow.

“The acquisition of Iropharm fulfills our promise to add commercial-scale cGMP manufacturing capacity and continue our strategy of providing customers with state-of-the-art technologies to meet their custom API and intermediate needs,” commented Frank Wicks, President of SAFC. “Because over 80% of newly developed drugs are chiral drugs and Iropharm is a leading player in the global field of SMB custom manufacturing, this addition puts SAFC in an even stronger position to serve the pharmaceutical industry.”

“This will be a good fit for both organizations,” said James Ennis, Iropharm Plant Manager. “Iropharm has significant pharmaceutical and fine chemical manufacturing experience and will help secure SAFC’s position as a serious contender in the commercial-scale custom cGMP synthesis market. We look forward to partnering with SAFC’s business development staff to leverage our manufacturing strengths for the SAFC organization.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 7,000 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

About SAFC: SAFC is the custom manufacturing group within Sigma-Aldrich that focuses on both biochemical production and the manufacturing of complex, multi-step organic synthesis of APIs and key intermediates. SAFC has manufacturing facilities around the world dedicated to providing manufacturing services for companies requiring a reliable partner to produce their custom manufactured materials.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) changes in research funding, (5) other changes in the business environment in which the Company operates, (6) government regulations applicable to the business and (7) the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.